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                                                                    EXHIBIT 5.1


Opinion of Hall, Estill & Hardwick



                                  July 2, 1997



Multimedia Games, Inc.
7335 South Lewis Avenue
Tulsa, Oklahoma 74136

     RE:  REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

     We have examined the Registration Statement on Form SB-2, to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,518,833 Class A Warrants and 523,310 Class B Warrants (the "Warrants") and the shares of Common Stock (the "Shares") issuable upon the exercise of the Warrants, to be offered for sale for the benefit of certain selling shareholders. As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken in connection with said sale of the Shares.

     It is our opinion that (i) the Warrants are legally and validly issued and constitute the binding obligation of the Company, and (ii) the Shares, when issued and paid for in accordance with the terms of the Warrants, will be legally and validly issued, fully paid, and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                        Very truly yours,

                                        HALL, ESTILL, HARDWICK, GABLE, GOLDEN &
                                        NELSON